Exhibit 10.24

May 5, 2004

VIA EMAIL AND FEDERAL EXPRESS

Dan Weiner

Dear Dan:

On behalf of Pharsight Corporation (“Pharsight” or the “Company”) and in conjunction with Execustaff, Inc. (“Execustaff”), I am pleased to offer you the position of Senior Vice President, Business Development, reporting directly to me, with a start date of June 2, 2004.

We are confident that you will make an outstanding addition to our team. There are many professional and technical challenges and the company is still small enough and growing rapidly enough to provide ample opportunity for professional development and an increasing role in the leadership of the firm. Pharsight also offers you the opportunity to participate in the company’s growth, on both a financial and intellectual basis.

Base Salary and Bonus Potential

Your base salary will be $250,000 annually, and will be paid semi-monthly. In FY2005 (which began April 1, 2004) and for subsequent years, you will be eligible for an annual performance bonus, pursuant to the terms and conditions of the Company’s Management Incentive Bonus Program, targeted at thirty-five (35%) percent of your base salary, with total compensation targeted at $337,500. This bonus is tied to company corporate performance goals as well as specific goals to be determined based upon your individual responsibilities, and will be pro-rated from your date of hire for FY2005 to reflect the date on which you joined the Company as Senior Vice President, Business Development. The Company’s Compensation Committee will determine in its sole discretion whether you have earned an annual bonus, and the amount of any earned annual bonus, provided that you are employed by Pharsight and in good standing at the time of annual payment.

The Company may modify your compensation from time to time as it deems necessary.

Relocation

As we discussed, we expect that you will relocate to Cary, North Carolina, and Pharsight will assist with such relocation. Upon your submission of appropriate documentation (including receipts), which shall be submitted no later than December 31, 2004, and in accordance with the Company’s expense reimbursement policies and practices, Pharsight will reimburse you for your reasonable relocation expenses, up to a maximum reimbursement amount of $25,000. This reimbursement will cover your reasonable local rental housing costs for up to three (3) months, as well as the cost of relocating your personal property from Miami, Florida to Cary, North Carolina.

Offer Letter for Daniel Weiner

May 5, 2004

Employee Benefits

You will be eligible for Pharsight’s employee benefits programs, including health, dental, life and disability insurance and 401(k) plan.

Stock Options

In addition, I will recommend to the Board that you be granted an option to purchase two hundred thousand (200,000) shares of Pharsight common stock with an exercise price equal to the fair market value of such shares in accordance with the terms of the Company’s 2000 Equity Incentive Plan. Such options will vest over a four (4) year period as follows: 25% will vest on the first anniversary date of grant and the remainder will vest in equal monthly installments thereafter until fully vested (“Vesting Schedule”). However, upon a Change of Control (as defined in the Company’s 2000 Equity Incentive Plan), the Vesting Schedule will accelerate by one (1) year (“Accelerated Vesting”). Accelerated Vesting will immediately vest upon a Change of Control, the number of options equal to the amount, which would have vested one year from the occurrence of such event. Accelerated Vesting described herein will supplement, but not supersede section 12(c) of the Company’s 2000 Equity Incentive Plan as amended and restated.

Proprietary Information and Inventions Agreement; Company Policies and Procedures

As a condition of your employment with Pharsight, you will be required to sign the Company’s Proprietary Information and Inventions Agreement, two originals of which are enclosed. Please sign both originals and return one to me with your acceptance of this offer.

The Company acknowledges that the training materials that you independently developed for private and public PK/PD training courses are your property and will not be deemed Proprietary Information or Inventions (both defined in the Company’s Proprietary Information and Inventions Agreement) of the Company. In addition, the Company consents to your teaching PK/PD training courses, so long as such activity does not conflict with your employment obligations at Pharsight.

In order to comply with Federal labor law requirements (IRCA), you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, you will continue to be required to abide by the Company’s policies and procedures, as may be in effect from time to time and as reflected in the Company’s Employee Handbook.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, the Company will continue to pay your base salary and health care benefits in effect on the termination date for six (6) months (the “Severance Payments”). As a condition of your receipt of the Severance Payments, you must first enter into a separation agreement with the Company

Offer Letter for Daniel Weiner

May 5, 2004

that includes your general release of all known and unknown claims, in a form provided by the Company. The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean: (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this Agreement or your Proprietary Information Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, within six (6) months of a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”: (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; (3) a material adverse reduction in your role and responsibilities; or (4) a requirement for you to relocate as a part of your position.

You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

If the relationship between Execustaff and the Company is terminated for any reason, you will agree that the Company will become solely responsible as your employer for all payroll, workers’ compensation and benefits, including severance and vacation pay, and you will agree to seek the same only from the Company.

I am providing two originals of this letter. Please sign and return one to indicate your acceptance. This offer is valid through May 12, 2004. We are excited about the prospect of having you on the Pharsight team.

Sincerely,
PHARSIGHT CORPORATION

/s/ Shawn O’Connor
Shawn O’Connor
President and Chief Executive Officer

Offer Letter for Daniel Weiner

May 5, 2004

I accept employment with Pharsight Corporation subject to the terms and conditions hereof. I understand that the terms set forth in this letter supersede all oral discussions I may have had with anyone in the Company.

ACCEPTED:

/s/ Daniel Weiner
Daniel Weiner

May 06, 2004
Date